Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 15, 2015 with respect to the consolidated financial statements for the year ended December 31, 2014 of Tyme Technologies, Inc., before the effects of the adjustments to retrospectively apply the change in accounting described in Note 1, included in the Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ WithumSmith+Brown, PC

New Brunswick, New Jersey

August 10, 2016